Exhibit 99.1

Response Biomedical Corp. Announces the Appointment of Dr. Barbara Kinnaird Ph.D. as Chief Executive Officer and Voting Results from its 2015 AGM

VANCOUVER, British Columbia – May 19, 2015 – The Board of Directors of Response Biomedical Corp. (TSX: RBM, OTCQB: RPBIF) (“Response” or “the Company”), is pleased to announce the promotion of Dr. Barbara Kinnaird Ph.D. to the position of Chief Executive Officer effective immediately. The Board would like to thank Dr. Anthony (Tony) Holler for his service as Interim Chief Executive Officer since September 2014.

“Since her promotion to Chief Operating Officer in September 2014, Dr. Kinnaird has successfully led Response through a series of strategic moves to position the Company for future growth exemplified by the recently announced 38% increase in revenue for the Company’s first fiscal quarter of 2015,” said Lewis Shuster, Chairman of Response. “Dr. Kinnaird has also successfully overseen key Company milestones in the past eight months including the signing of the $8.2 million Joinstar collaboration, the restructuring of our China based distribution network and the securing of government funding to support the development of a new sepsis biomarker.”

Dr. Barbara Kinnaird has over 20 years of research and business experience primarily in the fields of point of care (POC) testing and in vitro diagnostics. Since joining Response Biomedical Corp. in August 2004, Dr. Kinnaird has held several key management positions including responsibilities for Product Development, Quality, Regulatory, Manufacturing and Sales. During Dr. Kinnaird’s tenure in these positions, she has improved the product design control, operational efficiencies, gross margins and sales. Additionally under her direction, the Company obtained regulatory approvals to support sales in several global jurisdictions such as China, Japan, United States and Canada. Dr. Kinnaird holds a Ph.D. in Microbiology and Immunology from the University of British Columbia at the B.C. Children’s Hospital in the Department of Pediatrics. She conducted her post-doctoral research at the Michael Smith Laboratories in genomics and gene expression profiling, in collaboration with the B.C. Genome Sciences Centre and consulted for the Proteomics division of Incyte Genomics Inc.

Results of 2015 Annual General Meeting

In accordance with the requirements of the Toronto Stock Exchange, Response announces the results of voting at its 2015 Annual General Meeting of Shareholders held earlier today.

A total of 6,910,309 common shares were voted in connection with the meeting, representing approximately 70% of the issued and outstanding common shares of the Company. Shareholders voted as follows:

1.	Election of Directors

By resolution passed by show of hands, the number of directors of the Company was set at 6. By resolution passed by ballot vote, the following six nominees proposed by management were elected as directors of the Company to hold office until the next annual meeting of Shareholders or until their successors are elected or appointed:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Dr. Anthony Holler, M.D.	6,815,414	99.98%	1,609	0.02%
Dr. Joseph D. Keegan, Ph.D.	6,815,844	99.98%	1,179	0.02%
Clinton H. Severson	6,816,352	99.99%	671	0.01%
Lewis J. Shuster	6,816,927	100.00%	96	0.00%
Dr. Peter A. Thompson, M.D.	6,816,352	99.99%	671	0.01%
Dr. Jonathan J. Wang, Ph.D.	6,815,414	99.98%	1,609	0.02%

2.	Appointment of Auditor

By resolution passed by show of hands, PricewaterhouseCoopers LLP, Chartered Accountants, was appointed auditor of the Company for the ensuing year.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid onsite diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and nonmedical immunoassay based test currently performed in laboratories. Response’s clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism and infectious diseases. In the nonclinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus antigen and for Biodefense applications including the rapid onsite detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that Response has been through a series of strategic moves that will position the Company for future growth and that we have achieved key Company milestones in the past eight months including the signing of the Joinstar collaboration, the restructuring of our China based distribution network and the securing of government funding to support the development of a new sepsis biomarker. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com